EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 10/12/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	1.33%	0.16%	7.24%
Class B Units	1.32%	0.14%	6.52%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED OCTOBER 12, 2007

Grant Park reported trading gains during the past week.  Positions in the currencies, stock indices and soft/agricultural commodities were responsible for the majority of profits.  Losses came mainly from the interest rate sector.

Long positions in the foreign currency markets gained ground after favorable news on the U.S economy helped send the Canadian dollar higher relative to the greenback.  Analysts suggested that a better-than-expected reading on U.S. September retail sales (up 0.6 versus 0.3) was bullish news for the Canadian dollar in its role as the United States’ largest trading partner.  Gains also came from positions in the South African rand and Australian dollar after the latter rallied on speculation that interest rates could rise there after data showed the unemployment rate at its lowest level in thirty-three years.

Global share markets ended the week slightly higher, resulting in gains for long positions in the sector.  The release of the U.S. Federal Reserve’s minutes from its last policy meeting rallied share prices as investors came away with the impression that the central bank could be in a position to cut interest rates further when it meets at the end of this month.  Stock prices were also higher on the better-than-expected retail sales data.

Long positions in the soft/agricultural commodities sector were profitable as soybean prices rallied on the Chicago Board of Trade.  The November contract settled more than 36 cents higher for the week, closing just above $9.76 per bushel on speculation that foreign demand for soy-based animal feed might put a dent into domestic inventories.  Coffee prices also rose during the week, adding to gains.

Lastly, long positions in the interest rate sector lost ground after prices for domestic fixed income instruments fell in response to the data on retail sales.  Eurodollars ended the week lower as analysts suggested that investors moved to cover profitable positions after the release of the number.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE.  HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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